Consulting Agreement

This agreement (the “Agreement”) dated and effective this 1st day of February 2007 by and between Kitsilano Capital Corp. (hereinafter referred to as “Consultant”), whose address is #311-3333 West 4th Avenue, Vancouver British Columbia V6R4R9 Canada and Edgewater Foods International, Inc. (OTCBB: EDWT), whose address is 400 Professional Drive, Suite 310, Gaithersburg, MD 20879 (hereinafter referred to as “EDWT”).

Recitals

I.

EDWT desires to obtain consulting services from Consultant as more particularly described herein (“Scope of Services and Manner of Performance”).

II.

Consultant is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Consultant and EDWT hereby agree as follows.

Terms

1.

Scope of Services.  Consultant will perform consulting for and on behalf of EDWT in relation to interactions with the press, institutions, broker-dealers, shareholders and members of the public, subject to the covenants set forth in Section 8 herein, and will consult with EDWT on matters pertaining to public relations, corporate exposure/investor awareness, business modeling and development and can perform services in Canada and Europe including:

A.

Telephone marketing/advertising campaigns

B.

web based dissemination of Corporate Profile, business idea and corporate news to target groups

C.

Newspaper and media interviews

D.

Road-show presentations

E.

Investor conference calls

Subject to the covenants set forth in Section 9 herein, it is intended that Consultant will distribute company material to institutions, portfolio managers, broker-dealers, financial advisors and other persons whom Consultant determines in its sole discretion, are capable of disseminating such information to the general public if and when appropriate under the applicable laws and regulations.  Consultant will also advise EDWT concerning marketing and promotional matters relating to its business.  Subject to the covenants set forth in Section 9 herein, Consultant will act upon

EDWT’s behalf in the investment community, with existing shareholders, and the public.  It is expressly agreed and acknowledged that Consultant will not be expected to provide investment advice or recommendations regarding EDWT to anyone.  Consultant will focus on contacting persons, generally through conventional communications in order to familiarize them with information concerning EDWT.  Additionally, Consultant shall be available for advice and counsel to the officers and directors of EDWT at such reasonable and convenient times and places as may be mutually agreed upon.

2.

Compensation.  As compensation for Consultant’s services, EDWT shall issue warrants to purchase common stock of EDWT exercisable at the following strike prices and vesting schedule.

Amount

Strike Price

Vesting Schedule

100,000                 $1.20

Vests 3 months from date of    Agreement

100,000                 $1.40

Vests 6 months from date of    Agreement

100,000                 $1.60

Vests 12 months from the date of Agreement

100,000                 $1.80

Vests 16 months from the date of Agreement

EDWT agrees to grant piggy back registration rights on the shares of common stock underlying the warrants.  The warrants shall be exercisable for a period of three years from the date of vesting.

As additional compensation for Consultant’s services, EDWT shall pay Consultant CAD$8,000 per month for the term of the term of the Agreement subject to Section 11.

3.

Expenses. EDWT shall pay all reasonable costs and expenses incurred by Consultant, its officers, employees and agents, in carrying out its duties and obligations pursuant to the provision of this Agreement, excluding Consultant’s general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items in excess of US$100.00 (One Hundred U.S. Dollars) must be approved by Consultant in writing prior to Consultant’s incurrence of the same

4.

Status of Consultant.  Consultant shall act as an independent Consultant and not as an agent or employee of EDWT and Consultant shall make no representation as an agent or employee of EDWT.  Consultant shall furnish insurance and be responsible for all taxes as an independent Consultant.  Consultant shall have no authority to bind

EDWT or incur other obligations on behalf of EDWT.  Likewise, EDWT shall have no authority to bind or incur obligations on behalf of Consultant.

5.

Sub Contractors.  Consultant shall hire sub contractors to assist in the completion of the performance of this Agreement. Consultant shall be responsible for all payments to any sub contractors.  Consultant will provide a written list of sub contractors in advance of any hiring for Client approval.  An initial list of sub contractors is indicated in Schedule A

6.

Disclosure of Material Events.  EDWT agrees to promptly disclose to Consultant those events/discoveries which are known and/or anticipated that may or conceivably may have an impact on the stock, business operations, future business, or public perception of EDWT, as this has material impact on the ability and effectiveness of Consultant and service rendered.  It shall be understood that excluded from this disclosure shall be information deemed to be non-public or “inside” information.

7.

Confidentiality Agreement.  In the event EDWT discloses information to Consultant that EDWT considers to be secret, proprietary or non-public and so notifies Consultant, Consultant agrees to hold said information in confidence.  Proprietary information shall be used by Consultant only in connection with services rendered under this Agreement.  Proprietary information shall not be deemed to include information that a) is in or becomes in the public domain without violation of this Agreement by EDWT, or b) is rightfully received from a third entity having no obligation to EDWT and without violation of the Agreement.  In reciprocal, EDWT agrees to hold confidential all trade secrets of and methods employed by Consultant in fulfillment of services rendered.

8.

Indemnification.  EDWT agrees to indemnify and hold harmless Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which Consultant may become subject, because of the actions of EDWT or its agents.  Likewise, Consultant agrees to indemnify and hold harmless EDWT against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which EDWT may become subject, because of the actions of Consultant or its agents (including the subcontractors listed on Schedule A, as amended from time to time).  Consultant is willing and capable of providing services of a “Best Efforts” basis.  Payment by EDWT to Consultant is irrevocable and irreversible.

9.

Consultant’s Responsibilities, Representations and Warranties.  Consultant agrees that it will only communicate regarding EDWT to licensed brokerage professionals and will not engage in any solicitation of the public with regard to EDWT or its securities.  Notwithstanding the foregoing, Consultant may provide approved information regarding EDWT (i) in response to unsolicited inquiries by EDWT’s shareholders; (ii) to valid trade and industry publications, newspapers and periodicals; and (iii) otherwise engage in communications which are normal and customary for an investor relations firm and which do not involve solicitation of investors in connection with its role as an investor relations firm for EDWT.  Consultant further agrees that it will only disclose information specifically provided to it by EDWT regarding EDWT for dissemination and will keep confidential any information marked as such by EDWT.  Consultant agrees that it will not make any undisclosed payments to brokers or others and will generally act within the letter and the spirit of U.S. securities laws, rules and regulations at all times.

Neither Consultant nor any of its principals is subject to any sanction or restriction imposed by the SEC, the NASD, any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail Consultant’s execution of this Agreement or the performance of its obligations hereunder.  Likewise, neither Consultant nor any of its principals is aware of any action or contemplated action by any regulatory or governmental body or agency that may in the future limit or curtail Consultant’s execution of this Agreement or the performance of its obligations hereunder.

Consultant shall provide a detailed written report regarding its activities to EDWT on a monthly basis.  Such written report shall contain a written affirmation from Consultant that it is in compliance with the terms of this Agreement on the date of such report.

10.

Conflict of Interest. Consultant shall be free to perform services for other persons.  Consultant will notify EDWT of its performance of consulting services for any other Client that could conflict with its obligations under this Agreement.

11.

Severability.  This Agreement may be dissolved at any time at the express consent of both parties subject to Section 12.  In the event any part of this Agreement shall be held to be invalid by any competent court or arbitration panel, this Agreement shall be interpreted as if only that part is invalid and that the parties to this Agreement will continue to execute the rest of this Agreement to the best of their abilities unless both parties mutually consent to the dissolution of this Agreement.

This Agreement shall be interpreted in accordance with the laws of the State of New York.  This Agreement and attached schedules constitute the entire contract of the parties with respect to the matters addressed herein and no modifications of this Agreement shall be enforceable unless in writing signed by both Consultant and EDWT.  This Agreement is not assignable by either party without the consent of the other.

12.

      Term.  The term of this Agreement is twenty four months. Either party hereto may terminate this engagement as follows:

Either party hereto may terminate this Agreement by providing the other party a 30-day notification. In the event of such termination by EDWT, Consultant shall be entitled to cash compensation to the extent it is unpaid, pro-rated from the notice date of termination, along with reimbursement of any non paid, out-of-pocket expenses up to the effective date of termination. Additionally, Consultant will be entitled to receive all unexercised vested warrants granted hereunder. Such payment is due and payable on the effective date of termination, which shall be the 30th day after receipt by the other party of the termination notice described herein.

IN WITNESS WHEREOF Consultant and EDWT have executed this Agreement on the date first written above.

Edgewater Foods International, Inc.

Authorized person  x__________________________  Title__________________ Date________

I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.

Kitsilano Capital Corp.

Authorized person  x__________________________  Title__________________ Date________

I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.

Schedule A